Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

        We hereby consent to the inclusion of our report dated February 14, 2003 on the balance sheet of East Kansas Agri-Energy, LLC, (a development stage limited liability company) as of December 31, 2002 and 2001, and the related statements of operations, changes in members' equity and cash flows for the year ended December 31, 2002, the period from January 3, 2001 (date of inception) to December 31, 2001, and from January 3, 2001 (date of inception) to December 31, 2002 in the Special Report Pursuant to Rule 15(d)-2 of East Kansas Agri-Energy, LLC, dated on or about April 23, 2003.

/s/ Eide Bailly LLP Certified Public Accountants
Bloomington, Minnesota April 23, 2003